Exhibit 99.2

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

Brian Ritchie, Noonan Russo
(212) 845-4269

PSA Healthcare

Announces Agreement to Acquire

Melmedica Children’s Healthcare, Inc.

Norcross, GA.—(BUSINESS WIRE) May 10, 2006 . . . Pediatric Services of America, Inc. d/b/a PSA Healthcare (Nasdaq: PSAI) announced today that it has signed an Agreement to acquire certain of the assets of Melmedica Children’s Healthcare, Inc., an Illinois corporation (“Melmedica”). The acquisition will include certain of Melmedica’s pediatric nursing businesses in Schaumberg, Oak Lawn, Bloomington, Collinsville and Country Club Hills, Illinois, as well as a business located in Indianapolis, Indiana. The purchase price is approximately $1.6 million in cash with Melmedica retaining its accounts receivable. Melmedica’s consolidated net revenue for the year ended December 31, 2005 was approximately $10.8 million. We expect the closing date of the transaction to occur during in the Company’s third quarter or early in the fourth quarter, subject to customary closing conditions.

“We are excited to further expand our presence in the Illinois market through this acquisition,” said Daniel J. Kohl, President and CEO of PSA. “We continue to see a number of opportunities available in attractive markets and remain focused on executing our acquisition strategy within the private duty nursing segment.”

PSA provides comprehensive pediatric home health care services through a network of over 100 branch offices in 19 states, including satellite offices and branch office start-ups. Through these offices PSA provides a combination of services, including pediatric private duty nursing (PDN), pediatric day treatment centers (PPECs) and respiratory therapy and equipment services (RTES). Additional information on PSAI may be found on the Company’s website at http://www.psakids.com.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, certain of which are beyond our control, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company’s strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event.